Exhibit 99.2

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Multimedia Games conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded [today], Thursday, October 14th, 2004. I would now like to turn the conference over to Mr. Clifton Lind, President and Chief Executive Officer. Please go ahead, sir.

Clifton Lind – Multimedia Games – Pres., CEO

Thank you, operator. Good afternoon. The purpose of this call is to review Multimedia Games’ current expectations for the fiscal 2004 fourth quarter. On the call with me today is our Craig Nouis, our CFO. Multimedia’s expected fiscal 2004 fourth quarter and fiscal 2004 year-end results are significantly below the guidance we provided you on July the 29th. This comes largely as a result of very disappointing player terminal sales, but also to a lesser extent as a result of lower-than-anticipated performance from operations other than player terminal sales. We have disclosed in today’s press release the specific impact of each of these factors relative to our previous guidance. Before we continue, Julia Spencer will get us started by giving us the normal Safe Harbor information. Julia?

Julia Spencer – Multimedia Games – IR Director

Thank you, Clifton. I need to remind everyone that today’s call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. Such forward-looking statements are made in reliance upon the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally accompanied by words with forward-looking connotations, such as “will” and “expect.” Forward-looking statements include without limitation: (i) our disclosure of anticipated operating results for the fourth fiscal quarter of 2004, including total EBITDA, net income, diluted earnings per share, revenue from both player terminal sales and from non-player-terminal revenue sources, and other financial and statistical information related to our fourth fiscal quarter; (ii) our expectations regarding opening dates for development projects in which we are involved; and (iii) any implication that we will eventually close player station transactions or recognize revenue from such transactions that have already closed.

The occurrence of future events may involve a number of risks and uncertainties including, but not limited to the following: (a) our preliminary operating results may change once we complete our quarterly and annual accounting; (b) we may not be able to close some or all of the player terminal transactions that remain in our pipeline; (c) we may not be able to recognize revenue related to certain player terminal transactions in the near term, if at all; (d) our business remains subject to regulatory risks, and economic and competitive pressures that may adversely impact our operating results, and; (e) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information related to the uncertainty affecting our business is contained in our filings with the SEC.

As a result of these and other risks, actual results may differ materially from those predicted. Multimedia is not under any obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements further as a result of new information, future events or otherwise.

This conference call presentation will include a discussion of non-GAAP financial measures as that term is defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial result prepared in accordance with GAAP have been posted on the Investor Relations portion of Multimedia’s website at www.multimediagames.com. I will now turn the call back over to Mr. Lind. Clifton?

Clifton Lind – Multimedia Games – Pres., CEO

Thank you, Julia. While we believe our future outlook remains positive, we need to get to the root of the problems that we have faced in forecasting our performance. As CEO, this is my responsibility. And I certainly understand that if we are to regain your support, we must alter our methods of establishing guidance, or as some have suggested, abandon the practice altogether. Our shareholders should expect the management team to be more accurate in providing this guidance. Suffice it to say that both our Board and the management team will independently and jointly assess our past practices and processes relating to establishing guidance. When this review is complete and conclusions are reached, we will communicate how this process will be handled going forward.

Although we significantly missed our goals as set forth in our guidance. I am proud of what our team has accomplished during this year. We achieved good top-line growth, as you will glean from reviewing the press release, [of] approximately 34%. We achieved good growth in net gaming revenue of about 25%. Not only have we made significant progress in our revenue diversification efforts, but it was also a year in which we took new products to new markets and laid a solid foundation for our future. During this year, we have gone from operating 3 types of gaming systems at 98 locations to 7 gaming systems at 123 locations. Also, we have expanded the quality, the quantity, the variety, and the types of games that are offered on our base of player terminal stations. While accomplishing this expansion, our FY 2004 EBITDA will rise at about 20% to approximately $86 million, up from $72 million a year ago, which is the mid-point of our new expectation.

Also, I feel that it is noteworthy and a credible accomplishment that our full-year net income of approximately $32.8 million, also at the mid-point, is still expected to exceed, although marginally, that of last year. I believe that our fourth fiscal quarter revenue, net revenue, player terminal placements, and other metrics suggest in many ways that Multimedia remains a healthy competitive company of the future. We believe that our presence at the G2E gaming show last week served its purpose in terms of generating customer interest for our new products and our products’ capabilities. But when all is said and done, we had originally expected significantly better performance, and both you and I are disappointed in the expected results for the fourth quarter and for the year as a whole. I am going to open the floor up to Q&A now. But before I do, I want to remind you that since we have not yet completed the accounting process for our fourth quarter and full year, we will be limited in the additional details that we can provide on this call, and in any follow-up calls that you may have between now and the time that we have our regularly scheduled planned year-end conference call on November 17th. Let’s open the floor up to questions now, Operator.

Operator

Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from Bill Lerner. Please proceed with your question.

Bill Lerner – Prudential Equity Group – Analyst

Thanks, guys. Can you hear me?

Clifton Lind – Multimedia Games – Pres., CEO

Yes, Bill. Thank you.

Bill Lerner – Prudential Equity Group – Analyst

Okay, a few questions. The first is on the unit sale front. I recall in the fiscal third quarter, I think it was 6 cents in earnings attributable to [unit sales] that was supposed to slip into the fiscal fourth quarter, and it looks like it is a larger percentage of earnings now. Can you talk—can you give us some color? Given how significant this is as a percentage of your new range in the fiscal fourth quarter, I think it would be relevant if you can to give us some color on what specifically that is? And then I have got a couple of follow-ups.

Clifton Lind – Multimedia Games – Pres., CEO

Okay, thanks Bill —

Bill Lerner – Prudential Equity Group – Analyst

We are not looking for facilities necessarily, but just any color you can give because it’s a black box right now.

Clifton Lind – Multimedia Games – Pres., CEO

Okay. Listen, for a variety of reasons, we did not record the revenue on the vast majority of the sales that we included in our guidance for Q4. For strategic reasons, for competitive reasons, for policy reasons due to the existence of certain confidentiality agreements, and due to the preliminary nature of the current information that we have, we are not going to be able to give you any specific details at this time. But, I will give you a little bit more color and what color that I can, because I know this comes as quite a shock to you. Revenue from one of the two carry-over sales was recorded, but it was not recorded on the other. I am not going to give you any more specific details at this time about that, but looking at the larger issue of revenue recognition and from a broader perspective, I would like to make several additional comments. Almost every aspect of our business has become more complex over the last year. As our systems and products have become more sophisticated, they have become more mission critical to many of our customers. Both the length of time that it takes to negotiate a contract and the length of time between the signing of a contract and the implementing of a system has expanded as a result of this complexity. All of our product offerings in all of our markets, and particularly our gaming systems, our back office systems, our casino management systems are evolving at a record pace, and new, more sophisticated features or modules are routinely added to our product release calendar almost on a monthly basis. We try to keep all of our customers informed of the schedule of future product releases, and it is not unusual for our customers to request that future deliverables be included as part of a proposed sale or even as part of a sale that has been signed, but has not been delivered and implemented yet. In other cases, customers may wish to become a beta-test site for a new product or a software module. As with our expanding list of features in nearly all of the jurisdictions, all of the markets that we are in, the political, the regulatory, the competitive, and economic models are also evolving.

Clifton Lind – Multimedia Games – Pres., CEO

And often, the product is a result of prolonged negotiations, and in some cases renegotiations. It is not at all unusual that a customer may request a change of the contract or that some other external factor may develop between the time that a contract has been signed and has been implemented that will affect the timing of the recognition of revenue. Beyond that, Bill, at this time I can’t go into any more detail about any one of the specific transactions at this time.

Bill Lerner – Prudential Equity Group – Analyst

Okay. I can understand that. Clifton, let me ask you just two follow-ups. One, as it relates to California. Generally speaking, what is your level of confidence that regardless if Prop. 70 passes, that TILG Games will stay in that market? I know it is polling negatively and so it is probably not going to be an issue. But can you give me a sense for what is going on there if Prop. 70 passes?

Clifton Lind – Multimedia Games – Pres., CEO

Okay. If it passes, if it doesn’t pass, we stand prepared to take care of whatever demand there is for our TILG product. We have existing agreements in place with two tribes, as you know. And those agreements will not be affected by whether or not this proposition passes.

Bill Lerner – Prudential Equity Group – Analyst

Oh, that’s good news. Okay. And then, the last is just more regarding the quarter, I’m just curious what changed—you know, when you were at G2E [last] Tuesday—[and now we’re] a week forward here? I’m just wondering why not, you know with [it being] now several weeks after the end of the quarter, why not have said something pre-G2E, so it could have been more constructive?

Clifton Lind – Multimedia Games – Pres., CEO

Bill, that is ––

Bill Lerner – Prudential Equity Group – Analyst

Or is it a function of your wanting to treat the show as a client—as a customer event and not an investor event or your getting your hands around the numbers really this fiscal fourth quarter? I’m just trying to get into your head what went on there.

Clifton Lind – Multimedia Games – Pres., CEO

Bill, the fact is that for months, we have had important customer visits from across both domestic and international and from across all markets scheduled for that show. And we felt that one of the considerations in not coming to the market a little bit earlier as these numbers were being developed, was that we felt that along with the investor visits that routinely are scheduled and routinely occur at our trade show booth, that it would be disruptive to our sales process, and it would possibly affect the attitude of some of our customers and prospects if simultaneously we were trying to explain in detail this information. In addition to that, it is only the 14th of the month today, and that is why this data that we have here is preliminary. We continue to evaluate these complex contracts after the quarter and although it is absolutely clear that some of the contracts clearly fell out the last few days of the last month of the quarters—others we wanted more time to evaluate. It is a decision that we have wrestled with for the last—more than the last two weeks. Just slightly more than the last two weeks, but we felt that the timing was best if we disassociated this with G2E.

Bill Lerner – Prudential Equity Group – Analyst

Okay, that makes sense. I will stop there. Thanks.

Operator

Thank you. Our next question comes from the line of Ryan Worst. Please proceed with your question.

Ryan Worst – CL King & Associates– Analyst

Thanks. Hi, Clifton.

Clifton Lind – Multimedia Games – Pres., CEO

Hey, Ryan.

Ryan Worst – CL King & Associates – Analyst

To talk about what average placements were during the quarter, I know that obviously they were back-end weighted. But do you have any average numbers in there for us? And then also, can you talk about your placement outlook, is it still pretty much the same as it was at your last conference call?

Clifton Lind – Multimedia Games – Pres., CEO

There is absolutely nothing that has changed to cause us to retract the statement that we made at the last conference call that we thought that these two quarters both as a whole, as a 6-month period, and independently would be a record placement quarters for us.

Craig Nouis – Multimedia Games – CFO, VP

Ryan, on the average number of units for the quarter that were out there, in total, that was approximately 12,350, with 9,062 of those being the Reel Time Bingo. And in terms of the charity market, about 1,870 of those units were out there. So, do you need any more?

Ryan Worst – CL King & Associates – Analyst

Okay. Can you talk about the removals of games? Are we still at the same pace as we were in the previous quarter, or has that improved? And then also, your cost structure relative to last quarter, I mean, did we see a big rise in SG&A, because it looks like one per day you said was the same as the last quarter? So I was wondering what the differential was, maybe it was on the cost.

Craig Nouis – Multimedia Games – CFO, VP

Ryan, the vast majority of the removals were prior to our conference call last quarter that we had talked about. There were relatively few removals after that point in time during the quarter; that was anticipated with the placements of some of these new games that we were talking about placing out there. That was definitely effective in terms of reducing that number of removals for the last couple months of the quarter.

Clifton Lind – Multimedia Games – Pres., CEO

As far as, Ryan, as far as the—if you do the math, it’s obvious to see that there was a good rise in our operating expenses. This was generally in line with our forecast and expectation at the last conference call. We have gone through a little bit of a sea-change during the last quarter of this year. Each of the months of this last quarter, we touched and ran through the factory more player stations for refurbishment than we ever have before. Although, some portion of those costs may in fact be capitalized under existing policies. The mere fact of the way that they are handled and transported and moved around, and certain aspects of the refurbishment costs are not capitalized. We have—we actively went to the field and began this upgrade process because of the fact that we had to get the vast majority of these new placements that we were going to make during the quarter –- [to get these upgrades] just finished in the quarter that we were in, up to the standard [needed so] that they would run our very latest software, and our very latest games, and that they would have the fastest graphic acceleration processors in it. So we physically touched and handled more units and pushed [more of] them through the refurbishing plant than we have ever done before, and that was a cause of some of the increase. In addition to that, as you know, we have very aggressively been building our technical team to get prepared for the new systems that we are going to be supporting in the near future, and that has caused a good increase in operating costs for us. And the fact is that there is a significant effort across all of our development sub-departments to get new products ready for release to the market in the immediate future, and some portion of that impacted what happened during the quarter. But as I said, nearly all of the increase was forecast at the time that we gave you our last guidance, and the expenses were not the source of our problem in operating income. It is a failure to achieve not only the sales, but as we mentioned in the press release, we were disappointed in the hold per machine in the month of August and the month of September.

Ryan Worst – CL King & Associates – Analyst

Okay. Can you provide a little color on what is happening to the hold per day and then talk about if there is any pricing pressure in the Oklahoma market?

Clifton Lind – Multimedia Games – Pres., CEO

Okay. The—on the hold per day, we have historically— first, let me say that when we gave you our guidance, we were aware that July was going to be by far the strongest month of the quarter. In looking at our expectations for August and September, we expected to get a good bounce from the fact that we hoped to be broadly distributing some new platforms which would achieve what we hoped to be higher hold per unit. While it is—while we did do a good job of getting out those machines in many facilities, the facilities that we can get those machines in the quickest are the ones where we already dominate the floor. Because—in many of those facilities there is an abbreviated approval process to put a new game on the floor. What we did not anticipate was the fact that the vast majority of those player stations would be going into facilities where we already dominated the floor and therefore some of the games that we would be cannibalizing would be our own games, and not competitors’ games. In addition, a portion of those machines were on reserve for the expansions or the completions of new facilities that either did not take place during the quarter or did not take place until late in the quarter. I’m sorry—[I meant] either they did not take place at all in the quarter or they took place very late in the quarter, much later than we had forecast [at] the first of the month. In addition, there are other indicators that in our local markets, maybe these economic conditions, particularly in our Oklahoma markets that are not near major metropolitan areas are getting impacted more by the economy and these high food and gas prices than we might have heretofore believed. And so, the best data we have indicates that it’s a combination of factors that has contributed to our disappointment in the hold per day in the months of July and August.

Ryan Worst – CL King & Associates – Analyst

Okay, just one more follow-up. Are you continuing to see that trend? I know it is early in the month. And also, has there been pricing pressure as well?

Clifton Lind – Multimedia Games – Pres., CEO

Okay. First, it is too early in the month to comment on the trend. Let me tell you, the trend during the first part of August was rather positive. And then it turned up that the last half of August was not nearly as good as the first half. So I don’t want to comment on October at this time. We have always said that if one were modeling our Company, that we expected our revenue share to fall slightly each month. Nothing has altered in that situation. We do have more tribes at the end of the quarter that were earning discounts under various matrix pricings than we had at the start of the quarter. But there are no new agreements in place that affected the revenue share during the quarter.

Ryan Worst – CL King & Associates – Analyst

Okay. Thank you.

Clifton Lind – Multimedia Games – Pres., CEO

Obviously, with our being three weeks away from Election Day, and sort of a binary event in Oklahoma, the tribes are much more focused on what is going to be the outcome on that rather than putting pressure on vendors right now.

Ryan Worst – CL King & Associates– Analyst

Okay. Thanks.

Operator

Thank you. Our next question comes from the line of David Katz. Please proceed with your question.

David Katz – CIBC World Markets – Analyst

Hi, guys.

Clifton Lind – Multimedia Games – Pres., CEO

Hey, David.

David Katz – CIBC World Markets – Analyst

Couple of quick ones: firstly, on the matrix pricing, could you explain a little bit about or color that in a little bit? Is that driven by unit count, as well as the win per day? You know, [is it] generated by the specific location or is it just sort of a volume based on number of units?

Clifton Lind – Multimedia Games – Pres., CEO

Yes, it is the former. It is the matrix that is influenced both by the number of machines in a facility and the win per day of those machines in the facility.

David Katz – CIBC World Markets – Analyst

So, the amount of absolute dollars that you will earn at an installation is really what you are focused on for the most part, rather than the percentage, whether it be 80/20 or some other number?

Clifton Lind – Multimedia Games – Pres., CEO

That is absolutely correct. We do not expect the tribes to share a windfall with us because one location might be in a metropolitan area and make $400 a day. That tribe is not going to give us 30% or 25%, and they are going to try to give us as little of that windfall as they can, and as you know, our model remains profitable even well below $100 a day. So we aggressively have had in place a matrix which lets the tribes get the bulk of the revenue as the hold per day per machine goes up, and as the number of machines and their facilities go up, and our per machine maintenance cost goes down.

David Katz – CIBC World Markets – Analyst

Right. Next question is you talked briefly about your hold per day and the fourth quarter being—and you sort of lump all the different markets together. And I think you are indicating that it is relatively in line with the sequential previous quarter. Can you on some relative basis give a little bit of color about how each of those different markets are doing sequentially? Obviously, not an exact number, but relative to each other. This one is up, this one is down, et cetera.

Craig Nouis – Multimedia Games – CFO, VP

David, yes, I can add a little bit to that. I don’t want to get into any exact numbers, of course. But the installed base as a whole for Reel Time Bingo, it was relatively flat.

David Katz – CIBC World Markets – Analyst

Right.

Craig Nouis – Multimedia Games – CFO, VP

For the—let’s see—for the TILG Games, they were up a little bit. For the charitable bingo line item they were down a little bit.

Clifton Lind – Multimedia Games – Pres., CEO

But I will say while the hold per day was down, the number of units were up, and as you know, we keep putting machines into a facility to optimize the total revenue from the facility.

David Katz – CIBC World Markets – Analyst

Okay. One last one, then I will give somebody else a crack here but. The mechanical reel-spinning product—and forgive me if this has already been disclosed, but when did that product actually hit the field and how is it doing?

Clifton Lind – Multimedia Games – Pres., CEO

Okay. I think that at the time of our last conference call, we had stated that in the second week of July, we started putting the machines in the field and by the date of our conference call, we had about 400 machines in the field. So throughout the month of August, sort of in equal weekly tranches, we got the balance of the first 500 machines out that we had. Our second tranche of 1,000 mechanical reel machines was delivered later in August, and so, we didn’t get many of them out in August, and got the balance of them out in September, short of the ones that were reserved and promised to the new facilities which didn’t go into service at all during the month of September. Those games have performed incredibly well, but as I stated earlier, and maybe not too precisely or clearly, all of those machines went primarily into facilities where we dominate the floors. And so, instead of taking revenue away from competitors, we took revenue away from some of our older video games. And so, we are very pleased with the performance of those mechanical reels. We are very pleased with the performance of that piece of hardware that we developed very quickly. However, we didn’t get them in the facilities that would have done us the most good in the hold per day. Because the facilities where those machines will help us the most is in those facilities that we have, the one-touch mechanical reel machines, and we just didn’t get very many of ours, which are still two-touch machines, into those facilities during the quarter.

David Katz – CIBC World Markets – Analyst

Right. Okay. Thanks very much. Hang in there, guys.

Clifton Lind – Multimedia Games – Pres., CEO

Thank you.

Operator

Thank you. Our next question comes from Joe Fath. Please proceed with your question.

Joe Fath – T. Rowe Price – Analyst

Hey, guys. A couple of follow-ups and quick questions for you here. In terms of the for-sale units that you are planning on placing, I know you don’t want to give a lot of details, but can you at least give us an idea what markets these are going into? Is this Class II Oklahoma that you are selling into or is this Washington State or TILG or Charity?

Clifton Lind – Multimedia Games – Pres., CEO

Well, Joe, as you know, the primary sales market that we have is Washington State. That is where the great bulk of the sales that were forecast for the month were to be. And it is where a large part of the sales that did not occur—[that] were not recognized occurred.

Joe Fath – T. Rowe Price – Analyst

In terms of your schedule here with the number of units you have placed with all these different types of games, are all of these games actually in the field and operational, or are you also counting games in there that have been placed that are sitting there that have not been turned on yet?

Clifton Lind – Multimedia Games – Pres., CEO

In the numbers that are shown in our press release, those are games that are all turned on.

Joe Fath – T. Rowe Price – Analyst

Okay. And the last one here really quick. On—

Clifton Lind – Multimedia Games – Pres., CEO

Now Joe, some of them were turned on late in the quarter as you know.

Joe Fath – T. Rowe Price – Analyst

But they are all on, that’s the question?

Clifton Lind – Multimedia Games – Pres., CEO

That is correct.

Joe Fath – T. Rowe Price – Analyst

Okay. And in the last part here. In terms of kind of, you know this is a cost line item and I know you guys didn’t have a fully updated income statement in the press release. But in terms of thinking of D&A going forward, it sounds like you are going to be putting a lot more higher-cost Blue Bird cabinets out in the field, and you’re taking other boxes off. I guess it’s a two-part question: No. 1, the boxes that you are taking off, are those being redeployed and reconditioned, or are those games sitting in a warehouse? Can we expect a write-off in terms of those games, or are we going to expect higher depreciation levels in terms of having these Blue Bird games on the floor versus the old cabinets?

Clifton Lind – Multimedia Games – Pres., CEO

Yeah, Joe, we have a shortage of equipment now. The only equipment that is sitting in the warehouse is a small quantity of our very first player station model which was called a “gray slant,” a sit-down player station. Those are fully depreciated—there’s no write-offs. All of the other player stations are—any that have been pulled out of the field have been run back through the plant and are being redeployed. And we—as it said in the press release, for that purpose we went to tribes that had underperforming locations and voluntarily asked them to let us pull out 150 machines so we could run them through the factory to take care of upcoming demand, and we will be doing more of that this quarter.

Joe Fath – T. Rowe Price – Analyst

So you are working to “yield manage” your existing base that you have in the games you are taking in? You are going to take them out of the lesser-yielding facilities and redeploy those in better facilities?

Clifton Lind – Multimedia Games – Pres., CEO

That is correct.

Joe Fath – T. Rowe Price – Analyst

Okay. And then one last question in terms of, you know, someone asked this as a follow-up in terms of games coming out of the field and these withdrawals, it looks like, you know, I was kind of running through the numbers here, if you add the games that you kind of missed, and I know you guided last quarter 2,500 gross unit placements and kind of 2,000 net. You know it looks like you had roughly—if you add the 250 that you missed on the contract basis, okay, you got—out of 1,500 guidance, you did 1,250. So roughly about 500 games came out of the field. I thought most of those were going to be from Catoosa, but it looks like Catoosa didn’t take any games out. Are those—where are those coming out of? Are they coming out of other Cherokee facilities, or are you getting kind of general withdrawals across the entire installed base?

Clifton Lind – Multimedia Games – Pres., CEO

Yeah, look, 150 of those are machines that we took out across small facilities, and all of the other machines are machines that came out in very, very small chunks. The vast majority of them came out in July before we started putting the mechanical reel machines out.

Joe Fath – T. Rowe Price – Analyst

Okay, that was still the tail end of what was kind of going on with the referendum not happening until November and tribes pulling out games for more gray-market machines?

Clifton Lind – Multimedia Games – Pres., CEO

That is correct.

Joe Fath – T. Rowe Price – Analyst

Okay. That’s it guys. Thanks for the time.

Clifton Lind – Multimedia Games – Pres., CEO

Thank you. Joe.

Operator

Thank you. Our next question is coming from the line of Jeff Martin. Please proceed with your question.

Clifton Lind – Multimedia Games – Pres., CEO

Hey, Jeff.

Jeff Martin – Roth Capital Partners LLC – Analyst

Could you give us—I know you said you are not getting specific pressure from the tribes, but could you give us a flavor for what kind of communication you are having with the tribes in Oklahoma just three weeks ahead of the vote there?

Clifton Lind – Multimedia Games – Pres., CEO

Okay. Well, I don’t know. I assume when you said “pressure,” you are talking about pressure from a pricing standpoint? Is that your question?

Jeff Martin – Roth Capital Partners LLC – Analyst

Right. I understand that they are not focusing you on—pressuring you on that. But I am sure you are in communication ––

Clifton Lind – Multimedia Games – Pres., CEO

Yeah —

Jeff Martin – Roth Capital Partners LLC – Analyst

— with them in discussions on —

Clifton Lind – Multimedia Games – Pres., CEO

Sure —

Jeff Martin –Roth Capital Partners LLC – Analyst

— what happens under the two possible outcomes. Could you give us a little bit of flavor on kind of communications you are having with them?

Clifton Lind – Multimedia Games – Pres., CEO

Certainly. And as you know, we talk to the tribes every day. Jeff, we are under less pressure I think, than most of the other vendors right now because of the fact that we have got a NIGC-approved Class II game playing in the field. And to some extent, the tribes have to be a little bit flexible with vendors who are providing true Class II games, and I am not implying others are not. But because if this legislation does not pass, and I still believe it is going to pass, if it does not pass, well, then they might have to move very quickly, so they want to be on favorable terms with the vendors who are providing a true Class II option to them. But it is quite—I think that after the election, and if it does pass, and between then and the time that the tribes are able to run these compacted games legally, that they will in fact be putting pressure on vendors to lower their revenue share. So I think we are on a—and we were expecting that, and we are factoring that into our numbers for next year. But, there has been relatively little pressure even though we talk with the tribal decision makers on a daily basis. There has been relatively little pricing pressure or discussion other than, we are going to wait and see what happens with the compact and then we’re going to talk with the vendors. So there is certainly no undo pressure, and we have not had to change any of our models.

Jeff Martin – Roth Capital Partners LLC – Analyst

Okay. And I have got a couple of follow-up questions. You mentioned the refurbishment of what, quite a few games. Could you give us an idea of what percentage of your base is refurbished now and over the next 6 months or 12 months how much more of the base you think you will be refurbishing?

Clifton Lind – Multimedia Games – Pres., CEO

Okay. Well, again, sir, there is sort of a three-pronged answer to that. First, Jeff, as you know, we showed our dual-screen downloadable product, and that is the primary product that we are going to be offering in the future. And we will focus on any machines that we purchase in the future. They will be the dual-screen models. In addition to that, we are going to have to go back at some point in time beginning this next year and add a second screen to a significant percentage of our fleet. We think that all of our fleet over the next 18 to 24 months we will convert to dual-screen models quite possibly. Over and above that, we have completed just last week the roll out of Gen IV in the last of the locations that we are going to roll out Gen IV in, and so we are now focusing on getting all of the games up, all of the player stations up to the standards that will run the new Gen IV games, and that will require adding significantly faster graphic accelerators, and more memory, and in some cases, faster processors to approximately 40 to 50% of the fleet that is out there. We will do that in an orderly basis over this next year and that will be necessitated, because while our new Gen IV System allows games that are developed to Gen III standards to run on it, the new games that we are running, the ones that are going to the field today, require faster processors, and more memory, and faster graphic accelerating processors. So, in order to not have to manage logistically which games stay on which player stations in the field, we are going to go ahead and start a process of doing a universal upgrade over this next year.

Jeff Martin – Roth Capital Partners LLC – Analyst

Okay. And then my final question is; are you focusing at all on the Florida market right now, and do you see that as an opportunity in fiscal ‘05?

Clifton Lind – Multimedia Games – Pres., CEO

Jeff, we never stop focusing on a market. If I were to do a business—if I were to give you guidance today, I would probably not include any revenue in it for Florida for next year.

Jeff Martin – Roth Capital Partners LLC – Analyst

Okay. Thank you very much.

Clifton Lind – Multimedia Games – Pres., CEO

Thank you, Jeff.

Operator

Thank you. Our next question comes from the line of Michael Friedman. Please proceed with your question.

Michael Friedman – Sidoti & Company – Analyst

Hi, guys. Most of my questions have been answered. We talked a little bit about the past year. I was curious, if you can just give us a little hint of the future? I know you are still sort of modeling that out and you want to be precise. But can you give us a sense for what you think the operating margin could be in fiscal ‘05?

Clifton Lind – Multimedia Games – Pres., CEO

Jeff, I can’t. At the trade show, we had a number of investors who spent time with us and went through the list of binary events that could happen this next year, and said, you know, we don’t know how you guys can give guidance for next year at all sitting here today looking at what’s going on. But between now and our conference call on November the 17th, at least one of those binary events will have taken place, and we will be in a better position to talk intelligently. But I don’t want to prematurely give a flavor or direction that three weeks from now the election is going to change, and we are going to have to reverse our opinion. I want to say that my comments in my opening remarks, I believe the core of our business remains strong. We have better technology. We have better systems. We have better content. We have a much broader group of customers than we had a year ago. But we want to not fail our investors again, and not give our analysts directions that have to be reversed in a short period of time. So I just have to be disciplined and say, I really can’t make any comment on that.

Michael Friedman – Sidoti & Company – Analyst

Okay. Thank you.

Clifton Lind – Multimedia Games – Pres., CEO

All right.

Operator

Thank you. Our next question comes from the line of Jennifer Hanson. Please proceed with your question.

Jennifer Hanson – Cortina Asset Management – Analyst

Hi, this is Jennifer. I just have a couple of questions on the revenue share piece. First of all, what is the mix between the tribes in Oklahoma that are locked into the higher 30% revenue share percent and those that aren’t? And then secondly, how does that [affect your business] if the revenue share you mentioned is coming down. How does that impact your model from a margin standpoint going forward?

Craig Nouis – Multimedia Games – CFO, VP

On the first question, it is still in excess of 30% of the revenues from the locations [where] we have development agreements [with the tribal operators.] Can you repeat the second question please?

Jennifer Hanson – Cortina Asset Management – Analyst

Yes, the second question is: As the revenue share comes down in the ones that are not locked into the 30%—that you don’t have the development agreement with, how does that impact your model from a margin standpoint?

Clifton Lind – Multimedia Games – Pres., CEO

There is no question, as, if the revenue share comes down, then that will put pressure on operating profits. However, I want to say that the reason—one of the reasons we have gotten a higher than average revenue share, is that in the past we have done more with the tribes than any of the other vendors. In the last year, we contributed record levels of money to tribal historical and cultural activities, to tribal legislative activities; we gave away very significant amounts of merchandise in cars, and trucks, and boats, and jet skis, and that sort of thing for our tribal customers to give away. And our discussions with the tribes have always been you know, we will unbundle some of these services and some of these giveaways and give you a lower revenue share, but you have to understand you cannot ask us to contribute to your corporate, and legislative, and promotional activities the way that we have in the past. So a part of any decrease in revenue share would be offset, Jennifer, by lowering the amount of giveaways that we do for various purposes.

Jennifer Hanson – Cortina Asset Management – Analyst

Okay. Thanks.

Operator

Thank you. Our next question comes from the line of David Rainey. Please proceed with your question.

David Rainey – Akre Capital Management – Analyst

All right, thank you. Hi, Clifton.

Clifton Lind – Multimedia Games – Pres., CEO

Hi, David.

David Rainey – Akre Capital Management – Analyst

Hi. Could you just update us on the ballot initiative in Washington State? I believe there was a newspaper article out this morning, something about [how] a super majority might be needed. Would you all be positively impacted or not impacted at all by what the folks out there are looking at?

Clifton Lind – Multimedia Games – Pres., CEO

I do not believe that the polls will show you that that initiative is going to pass. But, that initiative would allow expansion of gaming in a number of new locations, as well as also give certain limited expansion rights to the tribe. So if that legislation was to pass, like another long list of manufacturers and game suppliers, we would be there trying to make sure that we got part of that good business.

David Rainey – Akre Capital Management – Analyst

Okay. Is it a surprise that it now takes a super majority instead of a simple majority?

Clifton Lind – Multimedia Games – Pres., CEO

Not to us.

David Rainey – Akre Capital Management – Analyst

Okay. Great. And well, that’s it. Thank you.

Operator

Thank you. Our next question comes from the line of Rick Downs. Please proceed with your question.

Rick Downs – Par Capital Management – Analyst

Sorry. I was too stunned to speak. But I guess I got my tongue back. This is in response to one of the questions. You—when she—one of the prior questioners on the call asked you about offsetting price, [on] you know, pricing pressure in Oklahoma. You didn’t counter with higher player levels with one-touch machines. Do you believe in the facilities since you have been pulled out of most of the others, and in your own facilities that since you are only competing against yourself, going to one-touch isn’t going to improve the level of play? Have you changed that assumption or is that part of your assumption?

Clifton Lind – Multimedia Games – Pres., CEO

No, I haven’t. I mean it will—in the facilities where we dominate the floor, obviously it will be less of a—say an advantage, because we are competing against relatively few one-touch machines at the current time. But even [in] those facilities, we anticipate our play will improve as we go to a one-touch game. But certainly—and I shouldn’t have overlooked that we certainly expected, if this legislation passes, [we expect] to convert our machines as soon as it is legal to do so. And we expect the hold per machine on those units to improve over time as the players realize that our games are one-touch games as well, and we are going to do everything we can to try to make that happen.

Rick Downs – Par Capital Management – Analyst

No other questions.

Operator

Thank you. Our next question comes from the line of David Schneider with Hoover Investment Management Company. Please proceed with your question.

David Schneider – Hoover Investment Management Co. – Analyst

Yeah I think I need to actually correct something. You started off the call with, you mentioned that you wanted—you were determined that everybody would be surprised. I actually don’t think this is that surprising, given all the moving parts in your business and things that are going on external to you, so I just wanted to get that out there. As far as when you are refurbishing machines, when you take them, say, call it, “out of circulation” temporarily, is there a way to quantify what kind of an effect that may have had in the September quarter?

Clifton Lind – Multimedia Games – Pres., CEO

No. In the September quarter, that was not a situation where we—except the 150 machines that we voluntarily removed, which happened late in the quarter, it was not a situation where we had a home for those machines, because we bought a large quantity of new machines during the quarter. And so we had new machines available some time during the quarter to put in the field, [and] the mechanical reel machines much later than we would have liked. But this particular quarter was not impacted—the hold was not impacted, because the machines were not in the facility. What was—did impact our operating expense a bit is that we transported more machines back and forth between facilities and the plants in small batches to try to get ahead of the refurbishing game. And so I tell you that our operating expense insofar as shipping and receiving was higher and that of course is something that is just—is a direct expense, and we had some inefficiencies in the overall handling because we were—had this large quantity of machines we had to get out in the field and we had to get even the smallest head start that we could on getting a large number of machines refurbished, and that was just pretty inefficient from an operating standpoint. We were moving around a lot of partial truck loads and expediting the delivery of parts and having to change out a lot of games and glass to accommodate this movement of machines. So during the quarter, it was more operating inefficiencies than anything to do with the loss of revenue.

David Schneider – Hoover Investment Management Co. – Analyst

Okay, I got it. I should clarify my little opening statement there. I meant to say that as it is kind of like what we are trying to do in investment land is determined [by] whether the glass is half full or half empty. What I was trying to say, [and] maybe it didn’t come out too good, was that if there was a lot of uncertainty to do with September quarter and little bit with December too because of the Oklahoma ballot thing. But you know, it seems that with your new generation of machines and the fact that you do have the business, that you know, the glass would be half full, at least that is just my two cents’ worth. And it is better to get this shlocky quarter out of the way and you just go forward.

Clifton Lind – Multimedia Games – Pres., CEO

Well, thank you so much. We appreciate your—what we believe to be positive comments, and I want to say that certainly speaking for myself and my actions earlier in the quarter, you know, I believe the future of this Company is positive, and I think that a lot of what we decided to do this quarter was because we believe in the future of this Company. And want to be prepared to take advantage of the growth that we see in the immediate future and hope to realize in the immediate future and only time will tell, and earnings per share in future quarters, whether that optimism was justified, and those expenses were investments or expenses were expenses.

David Schneider – Hoover Investment Management Co. – Analyst

Okay.

Operator

Thank you. That was our last question. Mr. Lind, I now would like to turn the call back to you. Please continue with your closing remark or presentation.

Clifton Lind – Multimedia Games – Pres., CEO

Thank you so much, Operator. With the growing base of player terminals, a broader range of markets, and with a vastly increased number of new technology offerings, we are working very aggressively to serve our customers and to convince new prospects and ultimately our shareholders that our Company remains the technology company and the innovator that it has been in the past. We realize that any progress that we might make on these fronts is quickly over shadowed by reporting results that are disappointing to the financial community. My commitment to you today is that we will continue to work diligently on expanding our business, and that we will alter our methods of establishing guidance, or we may eliminate the practice altogether if we conclude that there are too many moving parts that are totally outside of our control for us to accurately continue to give that guidance. Many of you have worked very hard to cover this Company and many of you have invested hard earned dollars in this Company. And we are absolutely capable of doing a better job in helping you see the value of this Company in the future. No CEO can promise that they will never again miss a quarter. But as CEO and a significant shareholder I am prioritizing this aspect of my responsibility to insure that it is on par with my efforts in other areas of the Company, [and] equal to Technology, System Development, and Game Development. We are trying to understand, in a company that is having ever more complex contracts to negotiate with its customers, what is the right approach that we should be following, not only toward giving guidance, but also in revenue recognition as we go into new jurisdictions where political and regulatory and competitive facets are changing on almost a daily basis. We will report our actual results in five weeks, and my goal is to be able to provide you a more detailed update on all aspects of our business, including our expectations for the future. Thank you very much for your patience and your time, and I hope you have a good evening.

Operator

Ladies and gentlemen, that does conclude the conference call for today. Thank you for your participation and I ask that you please disconnect your lines.